Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

May 1, 2006

Landmark Bancorp, Inc. Announces Record Earnings for the Quarter Ended March 31, 2006 and Approves Cash Dividend

(Manhattan, KS, May 1, 2006) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2006 of $0.64 versus $0.36 for the quarter ended March 31, 2005. Net earnings for the quarter ended March 31, 2006 were $1.4 million, an increase of $618,000 compared to the quarter ended March 31, 2005. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of May 10, 2006, payable May 22, 2006.

Patrick Alexander, President and CEO, commented, “We are pleased to announce record earnings for the first quarter of 2006. Our improved earnings are attributed primarily to our acquisition of First Manhattan Bancorporation along with continued improvement in our net interest margin. Our net interest margin increased from 3.28% during the fourth quarter of 2005 to 3.46% for the first quarter of 2006. The acquisition allowed for continued growth in non-interest income areas such as fees and service charges and gains on sale of loans. At the same time we were able to begin realizing some cost savings associated with the acquisition during the first quarter of 2006. Our annualized return on average assets increased to 0.96% for the first quarter of 2006 compared to 0.74% for 2005, while our annualized return on average equity improved to 13.01% for the quarter ended March 31, 2006 compared to 7.70% for 2005. In addition, we were able to realize gains of approximately $242,000 in gains on sale of investments and other real estate owned. We expect to realize additional cost savings during the second quarter of 2006. Additionally, we are proud of the continued high quality maintained within our loan and investment portfolio.”

Alexander further commented, “We are excited about our acquisition of First Manhattan Bancorporation, Inc., the holding company of First Savings Bank, F.S.B., which closed on January 1, 2006. This transaction has significantly enhanced our market share in the Manhattan/Junction City market at a time when the economy in the area is experiencing significant growth due to the announced expansion of Fort Riley, a military base located between Junction City and Manhattan. This acquisition also provides an entry into the dynamic high growth Lawrence, Kansas market. We have made significant progress consolidating our personnel, operations and facilities which culminated with the sale of our previous headquarters located at 800 Poyntz Avenue during April 2006. Accordingly, the gain on sale of approximately $630,000 on this building will be reflected in our second quarter results. We believe that these developments are positioning our Company for a very positive outlook for growth in assets and earnings.”

                Net interest income for the first quarter of 2006 increased $1.5 million to $4.6 million compared to the first quarter of 2005, an increase of 49.3%. This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank on January 1, 2006, and an improvement in the net interest margin to 3.46% for the quarter ended March 31, 2006 from 3.08% for the quarter ended March 31, 2005. Total non-interest income increased to $1.7 million for the quarter ended March 31, 2006 from $1.1 million for the quarter ended March 31, 2005, an increase of $631,000. This improvement was the result of a $98,000, or 59.1%, increase of gains on sale of loans, and an increase in fees and service charges of $255,000, or 31.9%, both of which are attributable to volume increases associated with the First Savings Bank acquisition. Gains on sale of investments from our holding company’s equity securities portfolio were $144,000 in the first quarter compared to no gains or losses in the first quarter of 2005. Other non-interest income included $98,000 in gains recognized with the sale of other real estate owned during the first quarter of 2006. Total non-interest expense for the quarter ended March 31, 2006 increased $1.3 million, or 46.2%, compared to the quarter ended March 31, 2005, resulting primarily from the impact of the acquisition of First Savings Bank on January 1, 2006 and the late August 2005 acquisition of two branches in Great Bend, Kansas, including increases in compensation and benefits, occupancy and equipment, and amortization of acquired intangibles.

Landmark Bancorp’s total assets increased to $603.1 million at March 31, 2006, compared to $465.1 million at December 31, 2005. Net loans receivable were $391.8 million at March 31, 2006, compared to $275.7 million at December 31, 2005. At March 31, 2006, the allowance for loan losses was $4.1 million, or 1.0% of gross loans outstanding, compared to $3.2 million, or 1.1% of gross loans outstanding at December 31, 2005. As of March 31, 2006, $2.4 million in loans were on non-accrual status, or 0.6% of total loans, compared to a balance of $3.3 million in loans on non-accrual status, or 1.2% of total loans, as of December 31, 2005. This decrease was primarily related to a $1.6 million commercial real estate loan, which was past due for payments in excess of 90 days at December 31, 2005, on which the bank received a full payoff, including interest and late charges totaling approximately $101,000, during March 2006. Residential home loans comprised 85.3% of the $2.4 million non-accrual balance at March 31, 2006. In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Manhattan Bancorporation on January 1, 2006, and accordingly the results of operations presented for the quarter ended March 31, 2006 include the accounts and results of First Manhattan Bancorporation while the corresponding quarter ended March 31, 2005 does not. Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including this year’s acquisition of First Manhattan Bancorporation; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At March 31,	At December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$16,816,332	$21,490,512
Investment securities available for sale	146,262,761	140,130,512
Loans receivable, net (1)	391,846,364	275,729,066
Premises and equipment, net	11,981,657	8,412,235
Goodwill	13,009,167	7,535,584
Other intangible assets, net	4,750,106	2,418,213
Other assets	18,407,161	9,393,839

TOTAL ASSETS	$603,073,548	$465,109,961

LIABILITIES

Deposits	$454,316,388	$331,272,731
Other borrowings	97,234,644	85,258,318
Other liabilities	6,519,708	4,506,305

Total liabilities	558,070,740	421,037,354

Stockholders’ equity	45,002,808	44,072,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$603,073,548	$465,109,961

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $4,091,410 and $3,151,373 at March 31, 2006 and December 31, 2005, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2006	2005
Interest income:
Loans	$6,650,708	$4,101,714
Investment securities	1,415,337	1,036,801
Other	71,286	13,070
Total interest income	8,137,331	5,151,585

Interest expense:
Deposits	2,427,335	1,160,065
Borrowed funds	1,064,609	880,726
Total interest expense	3,491,944	2,040,791

Net interest income	4,645,387	3,110,794
Provision for loan losses	60,000	120,000
Net interest income after provision for loan losses	4,585,387	2,990,794

Non-interest income:
Fees and service charges	1,052,226	797,659
Gains on sale of loans	263,381	165,576
Gains on sale of investments	143,541	—
Other	232,393	97,180
Total non-interest income	1,691,541	1,060,415

Non-interest expense:
Compensation and benefits	2,135,964	1,457,718
Occupancy and equipment	708,920	490,234
Amortization of intangibles	264,493	96,030
Professional fees	84,377	86,143
Data processing	161,447	128,996
Advertising	107,518	84,840
Other	774,135	554,281
Total non-interest expense	4,236,854	2,898,242

Earnings before income taxes	2,040,074	1,152,967

Income tax expense	619,160	349,591

Net earnings	$1,420,914	$803,376

Net earnings per share (2)
Basic	$0.64	$0.36
Diluted	0.64	0.36

Book value per share (2)	$20.19	$19.03

Shares outstanding at end of period	2,228,591	2,216,117

Weighted average common shares outstanding - basic	2,228,591	2,216,117
Weighted average common shares outstanding - diluted	2,237,301	2,229,264

(2)          Net earnings per share and book value per share at or for the period ended March 31, 2005 have been adjusted to give effect to the 5% stock dividend paid during December 2005.

	Three months ended March 31,
	2006	2005
OTHER DATA (unaudited):

Return on average assets (3)	0.96%	0.74%
Return on average equity (3)	13.01%	7.70%
Equity to total assets	7.46%	9.50%
Net yield on interest earning assets (3)	3.46%	3.08%

(3)          Information for the three months ended is annualized.